Exhibit 99.2

StorageTek
Q2 2004 Conference Call
Script of Prepared Remarks of Pat Martin

Good afternoon everyone, and thank you for joining us today. As usual, I will make a few opening remarks, and then I’ll turn it over to Bobby, who will cover our second quarter performance in depth.

By now, I’m sure you have had the opportunity to read our earnings release. While we were pleased to report our sixteenth straight quarter of year-over-year earnings growth, we clearly did not deliver the revenue that we expected in the quarter. In the second quarter, we earned $0.32 per diluted share, up from $0.27 per diluted share in the same period last year. Through a combination of channel and product mix, continued flow through of our productivity initiatives and continued focus on expense control, we grew our profits nearly 20% on slightly lower revenues than last year. Our $517 million in revenue is down 2% over the second quarter of last year and up slightly over the first quarter of this year. As I said our revenue results were weak, and they masked continued strong performance in our Disk and Services businesses.

We continued to strengthen our balance sheet and to generate positive cash flow. We ended the quarter with a cash and investments balance of over $1.1 billion, which comprehends the $27 million of stock repurchases in the quarter. As a reflection of our strong financial condition, we recently announced a new authorization for a $500 million share buy-back program.

Turning to the markets, the economic environment continues to be difficult to predict around the globe. We continue to see a lethargic IT environment. However, much of the revenue fall-off came in the last few weeks of the quarter. While it is possible that this fall off came as a result of some customers evaluating our new tape library offerings, there are also some indications that many in the industry experienced similar phenomena.

Our Europe, Africa and the Middle East region continues to show moderate improvement on a year-over-year basis, but is still a few quarters away from returning to its traditional revenue levels. Excluding Japan, Asia and Latin America continue to perform well. While the quarter end revenue fall off was world wide, it was more pronounced in North America and Japan.

As I stated, service revenues continue to be strong and were up 6% over the second quarter 2003 and are up 9% on a year-to-date basis. Our storage services business continues to be central for our business model. We see a lot of opportunity in the services area, both in traditional maintenance, as well as in the professional services and consulting areas. Our customers look to our services as a key enabler and a key component to our Information Lifecycle Management solutions.

We had good performance in our disk sector with growth of 10% and within that, our open-systems disk had nearly 20% growth over the second quarter last year. In fact, we sold 165% more terabytes of open-systems disk this quarter, than we did last year. We’re quite pleased with the inroads that our ATA disk offering BladeStore is making.

Last quarter I spoke about the fact that the Robert Frances Group endorsed the use of ILM as the preferred approach to manage customers’ ever increasing growing storage environments. Since then, Freeman Reports has issued its 2004 Tape Library Outlook report. In this report, StorageTek continues to retain the largest share of the automated tape library market, enjoying a 39% share of the overall market in 2003 — a 20 point margin over the next closest ranked vendor. In the half-inch performance tape library category, the report also notes, “StorageTek strengthened their lead position in 2003 with a 65.9% revenue share.” StorageTek’s share of the DLT/LTO library market also increased in 2003, rising to 28 percent.

We had another strong quarter in virtual tape, up 24% over second quarter 2003. Additionally, we had an 11% increase in enterprise tape drive revenue and over a 25% increase in LTO revenue over second quarter 2003. However the 9% decline in tape revenue this quarter can be primarily attributed to the decline in media and SDLT revenue. As a major tape media supplier has already announced, revenue from tape media was down significantly this quarter, across the market, over the same period last year. And we continue to see LTO take market share away from SDLT, as our revenue from that low-end drive was down significantly.

As we spoke about at the last conference call, we anticipated that automation revenue could be down as customers awaited our new products. And in fact, automation revenue was down substantially. So as we roll-out the new libraries, we should see this portion of our business recover.

We have provided, and continue to provide, cutting-edge storage solutions. This quarter we officially launched the SL8500 modular library system. The SL8500 provides the ideal consolidation solution to allow customers to store petabytes of information at lower costs than traditional alternatives. Its ability to provide enterprise-class connectivity and online upgrades, while maintaining a 24x7 pace, allows a superior level of enterprise-class service. We began shipping this solution in June, ahead of our announced schedule.

Additionally, we announced the StreamLine 500 modular library system. This solution leverages technology from the SL8500 to offer unmatched scalability, storage density and data center class reliability to the mid-tier market. We’re very excited, because this sets a new standard for all midrange tape automation technologies. We expect this system to be generally available in the fourth quarter of this year.

As we have introduced the next-generation of tape library technology via our StreamLine library series, we anticipate that market demand will continue to grow with the advancing power and value of our premier tape storage solutions.

In a continued effort to maximize our market opportunity, and in response to strong customer demand, we recently formed a Global Major Accounts organization. This organization is designed to uniformly service and support our largest customers on a world wide basis. Mike McLay, who was heading up our US/Canada sales area, will be leading this important initiative for us. Additionally, I have asked Mark Ward to take on the responsibility as Vice President of Sales and Service for the United States and Canada. This assignment is a natural evolution from his previous assignment as Vice President of Information Lifecycle Management Solutions.

Before turning the call over to Bobby, I would like to end with a few words. As you know, the storage industry has been in a prolonged period of “challenging times.” Throughout those times, StorageTek has delivered from both a marketplace as well as a shareholder’s perspective. We know that the market is eager for our storage solutions and we know that we are uniquely positioned to solve our customers’ twin problems of continued data growth and continued constrained IT budgets. At the beginning of the year, there were expectations that IT spending would pick up in 2004. Clearly this has not been the case in the first half of the year. However we are hopeful that we will see a rebound in spending in the fourth quarter. Given the traditional seasonality of third quarter revenue and our year to date results, we expect that revenue growth for the full year should be in the low- to mid-single digit range. However, due to our strong business model, with this revenue growth, we are still comfortable with our guidance for net income of between $178 million to $190 million in 2004.

We continue to invest as appropriate, while being efficient and prudent with our expenses. Again, these are not easy times. Many of the economies around the world continue to be weak. A recent Goldman Sachs report stated that the second quarter results indicate that the tech spending seems to have hit an air pocket, in which high-level tech capital budget targets are holding steady, but not increasing. I would say that we witnessed this phenomenon this quarter.

Over the next six to nine months, we are rolling out a refresh on all of our storage solutions. This positions us extremely well as we move deeper in our Information Lifecycle Management strategy. The current external environment is not too different than it has been for the last few years, various weak economies and muted IT spending. Yet, I want to stress to you that we are delivering on our strategy and I expect this to continue. We have gained momentum and will continue to exploit the opportunities we have.

While I expected a stronger revenue quarter than we delivered, we are successfully executing against our ILM strategy, we grew our customer base and continue the rollout of storage solutions. And as importantly, we continued to enhance shareholders’ value. I’m excited about our opportunities in the future and look forward to talking with you at the end of the third quarter.

At this time, I’d like to turn it over to Bobby Kocol.